As filed with the Securities and Exchange Commission on August 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CureVac N.V.

(Exact Name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands		Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CureVac N.V. Long-Term Incentive Plan

CureVac Virtual Share Plan

(Full title of the plans)

Friedrich-Miescher-Strasse 15, 72076
Tübingen,
Germany

+49 7071 9883 0

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CureVac Inc.
250 Summer St. 3rd Fl.
Boston, Massachusetts 02210

+1-617-377-4044

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard D. Truesdell, Jr.
Leo Borchardt
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
+1 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Shares, par value €0.12 each, pursuant to the CureVac N.V. Long-Term Incentive Plan, which includes:
• Common Shares reserved for issuance related to outstanding options under the Legacy Management Stock Option Plan (3)	702,916 (4)	$0.01(2) (5)(6)	$7,029.16	$0.91
• Common Shares reserved for issuance related to outstanding options under CureVac’s New Virtual Share Plan (3)
o Tranche 1	3,866,309 (4)	$8.28 (2)(5)	$32,013,038.52	$4,155.29
o Tranche 2	984,775 (4)	$6.21 (2)(5)	$6,115,452.75	$793.79
• Remaining Common Shares, par value €0.12 each, available for future issuance pursuant to the CureVac N.V. Long-Term Incentive Plan	13,250,407	$16.00 (7)	$212,006,512.00	$27,518.45
Common Shares, par value €0.12 each, available for future delivery pursuant to the CureVac Virtual Share Plan	7,964,573 (4)	$16.00 (7)	$127,433,168.00	$16,540.83
Total:	26,768,980		$377,575,200.43	$49,009.27

(1) This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, each with a nominal value of €0.12 per share (“Common Shares”), of CureVac N.V. (the “Registrant”), issuable pursuant to the plans set forth in this table (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Plans by reason of any share dividend, share split, recapitalization or other similar transaction.

(2) Rounded up to the nearest penny in U.S. dollars.

(3) The amount to be registered and proposed maximum offering price per share take into account the conversion of CureVac AG shares to CureVac N.V. shares on a 1-to-133.0778 basis.

(4) Rounded down to the nearest whole share.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of outstanding stock options.

(6) Estimated pursuant to 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on an exchange rate on August 13, 2020 of approximately $1.00 to €0.85.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the price per share of the Registrant’s common stock in its proposed initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Registration Statement on Form F-1, Amendment No. 3, filed with the Commission on August 10, 2020 (Registration No. 333- 240076).

(b) The Registrant's prospectus to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant's Registration Statement on Form F-1, as amended (Registration No. 333-240076).

(c) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Registrant’s Registration Statement referred to in clause (a) above.

(d) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 13, 2020 (Registration No. 001-39446), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to certain exceptions, the Registrant’s articles of association will provide for indemnification of its current and former managing directors and supervisory directors (and other current and former officers and employees as designated by the Registrant’s management board, subject to approval by its supervisory board). No indemnification shall be given to an indemnified person:

(a) if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

(b) to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

(c) in relation to proceedings brought by such indemnified person against the Registrant, except for proceedings brought to enforce indemnification to which he is entitled pursuant to the Registrant’s articles of association, pursuant to an agreement between such indemnified person and the Registrant which has been approved by the Registrant’s management board or pursuant to insurance taken out by the Registrant for the benefit of such indemnified person; and

(d) for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Registrant’s prior consent.

Under the Registrant’s articles of association, its management board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above. In addition, the Registrant has entered into indemnification agreements with all of the Registrant’s managing directors and supervisory directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Form of Articles of Association of CureVac N.V. (translated into English) (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, Amendment No. 3, No. 333-240076)

5.1	Opinion of NautaDutilh N.V., Dutch counsel of the Registrant, as to the validity of the common shares (filed herewith)

23.1	Consent of NautaDutilh N.V., Dutch counsel of the Registrant (included in Exhibit 5.1)

23.2	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (filed herewith)

24.1	Powers of Attorney (included in the signature pages hereto)

99.1	CureVac N.V. Long-Term Incentive Plan, as it will be in effect immediately following the completion of the corporate reorganization (incorporated by reference to Exhibit 10.28 of the Registrant’s Registration Statement on Form F-1, Amendment No. 3, No. 333- 240076)

99.2	CureVac Virtual Share Plan (incorporated by reference to Exhibit 10.29 of the Registrant’s Registration Statement on Form F-1, Amendment No. 3, No. 333-240076)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tübingen on August 14, 2020.

CureVac N.V.

By:	/s/ Franz-Werner Haas
	Name:	Franz-Werner Haas, LLD, LLM
	Title:	Chief Executive Officer

By:	/s/ Pierre Kemula
	Name:	Pierre Kemula, B. Sc
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pierre Kemula and Franz-Werner Haas and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 14, 2020 in the capacities indicated:

Name	Title

/s/ Franz-Werner Haas Franz-Werner Haas, LLD, LLM	Chief Executive Officer (principal executive officer)

/s/ Pierre Kemula Pierre Kemula, B.Sc.	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Franz-Werner Haas Franz-Werner Haas, LLD, LLM	Managing Director